UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11.

☐	Fee paid previously with preliminary materials.

The Navigator Interview with Axel Merk

Chuck Jaffe

We're talking about how closed end funds manage activist investors with Axel Merk, whose closed end fund is squaring off with them now. This is an unusual episode of The Navigator.

Chuck Jaffe

Welcome to The Navigator where we talk about all whether active investing and plotting a course to financial success with the help of closed end funds. The Navigator is brought to you by the Active Investment Company Alliance, a unique industry organization that represents all facets of the closed end fund industry from users and investors to fund sponsors and creators. If you're looking for excellence beyond indexing, the Navigator is going to point you in the right direction. And today, well, we're looking into the impact of shareholder activism on a closed end fund, and we're doing it with Axel Merk, who's probably best known as president and chief investment officer at the Merk funds, but who also runs the ASA Gold and Precious Metals Fund. Now that's an old line closed end fund that's based in Bermuda. By the way, that location will become important here. And it was started in 1958, but Axel took it over in 2019. It's ticker symbol ASA, and you can learn about the fund at asaltd.com. And I couldn't help but notice that if you had sound that out phonetically, it comes out as assaulted dot com, which is kind of how Axel might be feeling right now because ASA Gold and Precious Metals is facing an activist investor in Saba Capital Management. So as much as we like hearing about gold and precious metals from Axel, who's been here as a guest several times, today we're going to try to let you see how complex and complicated a proxy fight with an activist investor can be from the side of fund management. And maybe it'll give you a different perspective on hey I buy the discounts. Before we get there a quick reminder that you can learn about closed end funds interval funds and business development companies generally by going to AICAlliance dot org the website for the active investment company alliance. Axel Merk it's great to have you back on The Navigator.

Axel Merk

Chuck, what an introduction. Good morning. Or good day.

Chuck Jaffe

A lot to get through because there is a perception, right, we've had plenty of managers on The Navigator who are discount buyers. And there is always a perception that buy closed end funds at a discount. And if the discount gets too wide, well, an activist investor will come in and they will narrow the discount or the open end of the fund. And then we go up to net asset value and look, I bought it at a discount. It got back to its net asset value and I profited. And that sounds great from an investment standpoint, but for somebody running a fund, it's a very different experience to suddenly have people coming into your backyard and doing this. And more to the point. One of the things that people should learn here is that not every activist case is the same. Many activist cases are doing what closed end funds do best, which is things like fixed income funds and the rest. But you run a junior mining fund, and so gold and precious metals, different kind of beast and the impact this can have on shareholders is different. But I’m getting ahead of myself. First things first, help us understand. Saba came in when and where do things stand now in terms of what they want versus what you think is possible?

Axel Merk

Sure. How many hours do we have? In December 2022, Saba started buying shares in ASA. We saw that in filings early in 2023. And then pretty quickly afterwards, we reached out to them. We reach out to all our investors. We appreciate investors, large and small, whether they’re activists or not to try to establish a dialogue. And as we did that, we took months to get a call established with them. And once we did, they did not have any demands. We asked them in numerous ways, whether they have any requests, any demands, whether they would like to talk to the board directly. And all they said is they’re following the investment process. They also indicated once they do their filing that they become activists, it really only means that a market based exit is less likely, not that they have any demands. But then in December, on December one, they sent us a demand that a slate of their director nominees be added to the proxy because our board has been incapable of closing the discount, meaning that they turned aggressive without engaging with us in a discussion. That I think is very important context for what was then to come because in that context, the board has a responsibility to think about, well, how do we react to that? And as a board, we believe that all shareholders should have a say in the future of ASA. And I think we’ll touch on it, that ASA has various unique facets that make what I would call their traditional playbook difficult, if not impossible to implement. Notably, it might be detrimental to all shareholders, including Saba, if they were actually to do what they’re planning to do.

Chuck Jaffe

That is a key part of this because, again, saying I want to narrow the discount. Well, in your case, narrowing the discount creates different issues because you're doing junior miners and if they open end the fund, there become other issues. I mean, your investment strategy kind of blows up in the face of this, right?

Axel Merk

Well, you mentioned numerous issues. The first one may be that when, we didn't “take over” the fund as you mentioned earlier, we had shareholders approve us as managers and there was a process involved and various reasons. But when we took over the management, as you say, we shifted the fund towards junior mining companies. And there were two reasons. One is we believe that space is a good place to invest in. The other one, though, is we want to differentiate ourselves from an open end product. In an open end product, in an ETF or a mutual fund, you can only invest in these less liquid companies on a very limited basis. And the last big bear market we had in the space that caused significant issues for the mutual fund space when they had outflows, because they had to sell their liquid holdings and they got stuck with these small holdings. And so they've been very reluctant to engage in that. If we were index hugging, then by all means, there probably shouldn't be a closed end fund because an open end product is less expensive to run. And so there is that side of it.

The other side of it is that we have over 70 % of the stocks are small cap companies. And so it is just not feasible in the current environment to open up the fund. And then maybe most importantly, you mentioned in the induction that this is a Bermuda based fund. That's rather unusual in this space. This fund was launched in 1958 in South Africa, reincorporated in Bermuda in 2004. And the reason it was incorporated in South Africa in the 1950s, was because it was almost impossible to invest in gold at the time. In order then to act as investment fund, you get a special permission, a so-called exemptive order from the SEC. That comes with a whole bunch of strings attached that amongst others make managing a fund more expensive, but that we believe would make it tremendously expensive to even try to open -end the fund and quite likely would not succeed. And the reason we don't think it would succeed is, in the 1980s, there were several European mutual funds that tried to list their mutual funds in the U S. The industry lobby in the U.S. fought that tooth and nail and eventually they gave up. We don't think that it would be easy and it certainly wouldn't be inexpensive to do it. And I think that effort would well fail if one tried to open up this fund.

Chuck Jaffe

So let’s ask a slightly different question in here, which is rather than turning it into an open end fund, if they couldn’t do that, and I’m not asking you to make their case, but would they simply say, okay, fine, then we reach net asset value by can’t keep the fund going, but liquidate it and give us full value. Wouldn’t that be the logical conclusion for them to reach?

Axel Merk

If Saba gains control of the fund, we believe liquidation may well be the end game. And that's simply because the sort of alternative they typically consider might not make sense. At the same time, of course, you have the same issue. You have all these illiquid holdings. So you cannot just sell them and give everybody the money back because you would sell them at a substantial discount. It would probably be a protracted liquidation, including in kind redemptions for the larger investors, at least. And if that's what investors want, then the board is more than willing to pursue that.

We happen to believe that the current board is far better suited to execute that if that is what investors want. Now, that said, we believe that most investors are in this fund because they like investing in mining companies. Now, clearly, different investors have different priorities. Some investors like to trade the discount, and obviously, Saba has its own plans, and those need to be reconciled. As a board, we have to think about what do all investors want and make sure that their voices get heard.

Chuck Jaffe

Saba is of course the biggest of activist investors. You're not alone in the companies that they are doing this with though, as we point out, your situation is very different. Let's talk about something else, which is you don't believe the fund can be run and you don't believe that Saba can reach its ends because again, even if it's liquidation, It's not like you're liquidating a bond portfolio. You cash out and you're all done. That's not happening here. So that being the case, there is a cost here that current shareholders are paying. Saba is now a shareholder. They're paying it too. But what is this doing for the investors who are riding along watching how this plays out?

Axel Merk

Well, a so-called proxy battle is expensive. And we don't like it. Investors don't like it. Had Saba engaged constructively, this would not have been necessary.

Again, we have, and this board, even before I came on board, has been very open to investors. When investors have requests, they have come to the board; demanding to close the discount had not been part of that. Right. And so similarly, Saba did not engage with the board. And so we had to work with what we had. We had an investor aggressively buying shares, not communicating, indicating they want to kick out the board of directors. And then we of course have to see what is Saba's track record. What do they historically do? And your audience knows what they typically do. They do these tender offers amongst others. And they have, by the way, increasingly taken over the management contract. And that may well be because they have grown bigger and it does make economic sense from their point of view. But of course, they don't have any expertise in the mining sector. So they might repurpose this fund into a fixed income product. Now, if that's what investors want, sure. But again, we happen to think that most investors want this fund to be investing in a mining sector. And indeed, one of the items we have on the on the proxy list is to move to a slight supermajority to change the investment objective of the fund to be 60 % or more of shares outstanding. And we believe that given the history of ASA, that that is warranted. And so we’re asking investors for direct feedback as to is that what you want? Because again, if you want this to become a fixed income product, by all means, go for it. That said, there are probably less costly ways of running a fixed income product, and it might not make sense to do that with ASA.

Chuck Jaffe

Just about out of time here. It doesn’t sound like there’s any quick resolution coming here. I mean, how long does this drag on? Does this drag on until they get enough proxies to beat you or you get enough proxies to beat them back? Is there any sort of interim solution and does this hurt the fund while it’s ongoing? In other words, will your performance be damaged at all while you go through this? There are a few things.

Axel Merk

There are a few things. First of all, one of the things we didn't touch on, because we don't want to talk about mining too much, but this is a very volatile space, far more volatile definitely than the fixed income space. And indeed the 10 % move or let the discount be 15 % move, you can just wait a week and this fund can move 5 % or even more. Sometimes it does move more than 5 % in a day which is very consistent with the sort of space that we are in. And so that’s just one thing I’d like to throw out there as a side note.

In the short term, we have a shareholder meeting coming up at the end of April. We are confident that we will prevail and send a very strong message to the community, including to Saba. That said, Saba is known to be very patient. And so if our shareholders don't send a strong message, they may well stick around. And so we have to take it a step at a time.

We are of course very much focused on managing the fund. We have not changed the strategy and how we invest in the fund. And we are very excited about the strategy. So as much of an issue this is for the fund structure, we continue to be focused on what we believe we're good at, which is managing this product.

Chuck Jaffe

Axel it's a really interesting story. It's a really interesting case. And wwe're out of time here, but I'm sure we will discuss this with you again down the line. Thanks for joining me on The Navigator.

Axel Merk

My pleasure.

Chuck Jaffe

The Navigator is a joint production of the Active Investment Company Alliance and Money Life with Chuck Jaffe. And yes, that’s me. Check out my show on your favorite podcast app or by going to Money Life Show dot com to learn more about interval funds, closed end funds and business development companies.

Go to AICAlliance dot org, the website for the Active Investment Company Alliance. They're on Facebook and LinkedIn at AIC Alliance. Thanks to my guest Axel Merk. He's president of the Merk Funds. He also serves as chief investment officer for the ASA Gold and Precious Metals Fund. Learn more about the firm and the fund at asaltd.com. Yeah, again, phonetically assaulted .com. Too funny. Axel is on Twitter or X @AxelMerk.

The Navigator Podcast is new every Friday. Subscribe and follow along on your favorite podcast app to make sure you don't miss an episode. And we'll see you again next week. Until then, happy investing, everybody.